Exhibit 5.1



September 29, 1999


Wild Oats Markets, Inc.
1645 Broadway
Boulder, Colorado  80302


Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wild Oats Markets, Inc. (the "Company") of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including (i) a prospectus included in the Registration Statement relating to the sale by certain selling shareholders of up to 1,213,792 shares of the Company's common stock (the "Shares") and (ii) a prospectus relating to the underwritten public offering of up to 2,859,361 Shares, of which up to 1,159,361 Shares to be sold by certain stockholders of the Company.

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, (ii) reviewed the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below, and (iii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committe thereof in accordance with Section 153 of the Delaware General Corporation Law.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in each prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Holme Roberts & Owen LLP


By:  /s/ Francis R. Wheeler
         Francis R. Wheeler, Partner